Exhibit 10.2

Certain information contained in this Exhibit has been excluded because it is both (1) not material and (2) of the type that the company treats as private or confidential. The redaction of such information is indicated by “[***]”.

EXECUTIVE EMPLOYMENT AND NON-DISCLOSURE, NON-COMPETITION, AND INVENTION ASSIGNMENT AGREEMENT

This Executive Employment and Non-Disclosure, Non-Competition, and Invention Assignment Agreement (this “Agreement”) is made effective as of the 12th day of January, 2023 (the “Effective Date”) by and between Cognizant Technology Solutions Corporation, a Delaware corporation (the “Company” (where applicable, the definition of Company shall include the Company’s subsidiaries and affiliates and any successors or assigns)), and Ravi Kumar Singisetti (also known as Ravi Kumar S. or Ravi Kumar) (“Employee”).
WHEREAS, the Company desires to retain the services of Employee; and

WHEREAS, the Employee will serve as Chief Executive Officer of the Company and shall report directly to the Board; and
WHEREAS, the Company and the Employee are parties to an offer letter, dated January 9, 2023, setting forth certain terms and conditions of the Employee’s appointment and service as Chief Executive Officer of, and employment by, the Company (“Offer Letter”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and Employee (individually a “Party” and together, the “Parties”) agree as follows:
1.Definitions.
(a)“Annual Base Salary” shall mean Employee’s annualized rate of base salary, as in effect immediately prior to Employee’s Termination Date.
(b)“Board” shall mean the Board of Directors of Cognizant Technology Solutions Corporation.
(c) “Cause” shall mean (i) willful malfeasance or willful misconduct by the Employee in connection with his employment, (ii) continuing failure to perform such duties as are reasonably assigned by the Board, (iii) failure by the Employee to abide by material policies of the Company applicable to the Employee, including without limitation the Code of Ethics (as defined below), (iv) the commission by the Employee of (x) any felony or (y) any misdemeanor involving moral turpitude, (v) Employee engaging in any fraudulent act or act of embezzlement, (vi) any material breach by Employee of this Agreement or any other written agreement between Employee and the Company, (vii) Employee becoming insolvent or bankrupt, (viii) Employee becoming subject to an order disqualifying him from acting as a company director, or (ix) Employee breaching any fiduciary duty he owes to the Company.
(d)“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.
(e)“Disability” means Employee’s total and permanent disability as determined in accordance with the Company’s long-term disability policy, whether or not Employee is covered by such policy (or, if the Company has no long-term disability policy, then “Disability” means that Employee has become “disabled” within the meaning of Code Section 409A).

(f)“Good Reason” means, the occurrence of one or more of the following events or actions without Employee’s consent:
(i)A material diminution by the Company of Employee’s authority, duties or responsibilities (it being understood that a modification of duties inconsistent with Section 3(a) below shall not constitute Good Reason and that the failure of the Company’s shareholders to reelect Employee to the Board shall not constitute Good Reason);
(ii)A material diminution in Employee’s overall target compensation package, which is not otherwise caused by an overall policy by the Company to reduce senior employee compensation throughout the Company; or
(iii)A change, without Employee’s consent, in the principal place of work of the Employee to a location that is more than 50 miles from his primary work location as of the Effective Date, but only if such change occurs on or after a Change in Control.
(g)“Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon and (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Employee’s employment under the provision so indicated.
(h)“Termination Date” shall mean the last day of Employee’s employment with the Company.
(i)“Termination of Employment” shall mean the termination of Employee’s active employment relationship with the Company.
2.Employment. The Company hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth herein.
3.Duties.
(a)Position. From the Effective Date, Employee shall be employed as Chief Executive Officer of the Company and shall have the duties and responsibilities assigned by the Board upon initial hire and from time to time thereafter. Employee shall perform faithfully and diligently all duties assigned to Employee. The Board reserves the right to modify Employee’s position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of a senior executive and that Employee continues to report to the Board or such other position of a similar or more senior level.
(b)Best Efforts/Full-time. To the maximum extent permitted by law, Employee agrees to devote Employee’s best efforts and entire business time and attention to the Company’s business during the term of Employee’s employment with the Company. Employee agrees that, during the term of Employee’s employment, except as otherwise approved in writing by the Board, which approval the Board may in its absolute discretion withhold, Employee will not, either directly or indirectly, or for himself/herself or through, on behalf of, or in conjunction with any person, persons or legal entity, operate, engage in, assist, or be employed by any business activity to or for the benefit of any person or entity other than the Company; provided that the foregoing is not intended to prevent an Employee from pursuing hobbies or participating in any other activity that is not to the detriment of the Company. Employee further acknowledges and agrees that Employee has access to the Company’s Core Values & Code of Ethics (the “Code of Ethics”) located at www.cognizant.com, and Employee has read and understands the Code of Ethics and shall abide by all the terms of said Code of Ethics, as may be amended from time to time, and said Code of Ethics shall be incorporated into this Agreement.

Employee will abide by all policies and decisions made by the Company and the Board, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interest of the Company at all times.
(c)Work Location. Employee’s principal place of work shall initially be located in the New York, NY metropolitan area.
(d)Hours of work. The Employee agrees that he shall work normal business hours together with such additional hours as are necessary for the proper performance of his duties. The Employee has autonomous decision making powers. The duration of his working time is not measured or predetermined.
(e)Directorships. It is anticipated that, for so long as the employee serves as Chief Executive Officer of the Company, the Employee will serve as a director of Cognizant Technology Solutions Corporation. In addition, Employee may be required to act as a director of other entities that are part of the Company (either executive or non-executive) as the Board requires from time to time. The Board reserves the right on giving written notice to the Employee to terminate any office or directorship held by the Employee immediately at any time.
4.At-Will Employment. Employee’s employment with the Company will be “at will,” meaning it is for no specified term and may be terminated by Employee or the Company at any time, with or without Cause or advance notice, subject to the provisions of Section 9 below.
5.Compensation.
(a)Annual Base Salary. As compensation for Employee’s performance of Employee’s duties hereunder, the Company shall pay to Employee a base salary as set forth in the Offer Letter, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, which may be modified by the Compensation Committee of the Board. The Employee’s base salary shall be inclusive of all and any director’s fees to which the Employee may become entitled. In the event Employee’s employment under this Agreement is terminated by the Board or the Employee, for any reason, Employee will earn the Annual Base Salary prorated to Employee’s Termination Date.
(b)Incentive Compensation. Employee will be eligible to earn incentive compensation as determined by the Compensation Committee of the Board in accordance with the bonus plan(s) provided to Employee by the Company, in accordance with the terms and conditions of such plan(s).
(c)Equity Awards. Except as set forth herein, this Agreement does not modify or change Cognizant’s commitments regarding restricted stock units and performance stock units (“Equity Awards”) provided for in the Offer Letter.
6.Customary Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to employees of the Company subject to the terms and conditions of the Company’s benefit plan documents. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Employee.
7.Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Employee’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.

8.Company Access. Employee agrees and consents that, during the term of Employee’s employment with the Company and thereafter, the Company may review, audit, intercept, access and disclose all messages created, received or sent over the electronic mail and internet access system provided by the Company with or without notice to Employee and that such review, audit, interception, access, or disclosure may occur during or after working hours. Employee further consents and agrees that the Company may, at any time, access and review the contents of all computers, computer disks, other data storage equipment and devices, files, desks, drawers, closets, cabinets and work stations that are either on the Company’s premises or that are owned or provided by the Company.
9.Involuntary Termination of Employment.
(a)Not in Connection with a Change in Control. In the event that Employee’s employment with the Company is involuntarily terminated by the Board for any reason other than Cause, death or Disability or in the event Employee resigns his employment for Good Reason pursuant to Section 10 and the Company’s right to cure (as set forth in Section 10) has expired (an “Involuntary Termination”), and in either such case Section 9(b) does not apply, Employee shall be entitled to the payments and benefits described below, provided that Employee timely executes and does not revoke the Release (as defined in Section 13) and the Release becomes effective:
(i)Employee shall receive a cash payment equal to one (1) times Employee’s Annual Base Salary, such amount to be paid in regular installments in accordance with the Company’s normal payroll practices over a period of twelve (12) months following Employee’s Termination Date, provided, that no such installments shall be paid prior to the later to occur of (A) the first regular Company payroll date occurring on or after the date on which the Release becoming effective and irrevocable and (B) solely if the period during which Employee may consider and revoke the Release spans two calendar years, the first regular Company payroll date occurring in the latter such calendar year (in either case, the “First Payroll Date”), with any installments otherwise payable prior to the First Payroll Date instead paid on the First Payroll Date (without interest thereon).
(ii)Employee shall receive a cash payment equal to one (1) times the amount of the Employee’s target annual bonus for the performance year in which the Employee’s Termination Date occurs, payable in a lump sum payment on the First Payroll Date.
(iii)The Company shall, for a period of eighteen (18) months following the Employee’s Termination Date, pay the Employee each month an amount equal to the monthly COBRA medical insurance cost under the Company’s group medical plan for Employee and, where applicable, Employee’s spouse and eligible dependents; provided that Employee, and, where applicable, Employee’s spouse and dependents, are eligible for and timely elect to receive COBRA healthcare continuation coverage and provided further that the payments specified under this Section 9(a)(iii) shall cease if the Company’s statutory obligation to provide such COBRA healthcare continuation coverage terminates for any reason before the expiration of the eighteen (18)-month period. All Company payments under this Section 9(b)(iii) to the Employee can be used for any purpose and will be reported as taxable payments.
(iv)The portion of any outstanding Equity Awards that were subject to vesting solely upon continuous service with the Company and would have vested had Employee remained employed by the Company during the twelve (12) month period following Employee’s Termination Date shall automatically become fully vested and exercisable, as applicable, as of the date on which the Release becomes effective and irrevocable (and for clarity, shall remain outstanding and eligible to vest on such date). Such Equity Awards shall continue to be governed by and exercised, settled or paid in accordance with the terms of the applicable award agreement.
(v)With respect to any outstanding Equity Award that was subject to vesting in whole or in part based on achievement of performance objective(s), to the extent that the applicable performance period has expired on or before Employee’s Termination Date, the performance objective(s) has/have been satisfied and the only condition to vesting that remains is continuous service until one or more future dates, the portion of such Equity Award that would have vested had Employee remained employed by the Company during the twelve (12) month period following Employee’s Termination Date shall become fully vested and exercisable as of the date on which the Release becomes effective and irrevocable (and for clarity, shall remain outstanding and eligible to vest on such date). Such Equity Award shall continue to be governed by and exercised, settled or paid in accordance with the terms of the applicable award agreement.
(vi)Employee shall receive any amounts earned, accrued and owing but not yet paid to Employee as of Employee’s Termination Date and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company. The payment of amounts described in this Section 9(a)(vi) are not conditioned upon the Release becoming effective unless the applicable benefit plan or program provides otherwise.
(b)Coincident with or within One Year After a Change in Control. In the event that Employee suffers an Involuntary Termination that becomes effective coincident with, or within the twelve (12) month period immediately after, the first occurrence of a Change in Control following the date of this Agreement, Employee shall be entitled to the payments and benefits described below in this Section 9(b) in lieu of, and not in addition to, the payments and benefits described in Section 9(a); provided that Employee timely executes and does not revoke the Release (as defined in Section 13) and the Release first becomes effective:
(i)Employee shall receive a cash payment equal to two (2) times Employee’s Annual Base Salary, such amount to be paid in regular installments in accordance with the Company’s normal payroll practices over a period of twenty-four (24) months following Employee’s Termination Date, provided, that no such installments shall be paid prior to the First Payroll Date, with any installments otherwise payable prior to the First Payroll Date instead paid on the First Payroll Date (without interest thereon).
(ii)Employee shall receive a cash payment equal to two (2) times the amount of the Employee’s target annual bonus for the performance year in which the Employee’s Termination Date occurs, payable in a lump sum payment on the First Payroll Date.
(iii)The Company shall, for a period of eighteen (18) months following the date of Employee’s Termination of Employment, pay Employee each month an amount equal to the monthly COBRA medical insurance cost under the Company’s group medical plan for Employee and, where applicable, Employee’s spouse and eligible dependents; provided that Employee, and, where applicable, Employee’s spouse and dependents, are eligible for and timely elect to receive COBRA healthcare continuation coverage and provided further that the payments specified under this Section 9(b)(iii) shall cease if the Company’s statutory obligation to provide such COBRA healthcare continuation coverage terminates for any reason before the expiration of the eighteen (18)-month period. All Company payments under this Section 9(a)(iii) to the Employee can be used for any purpose and will be reported as taxable payments.
(iv)The portion of any outstanding Equity Awards that were subject to vesting solely upon continuous service with the Company shall automatically become fully vested and exercisable, as applicable, as of the date on which the Release becomes effective and irrevocable (and for clarity, shall remain outstanding and eligible to vest on such date). Such vested Equity Awards shall continue to be governed by and exercised, settled or paid in accordance with the terms of the applicable award agreement.
(v)Outstanding Equity Awards the vesting of which is conditioned, in whole or in part, upon the achievement of performance objectives shall become vested and exercisable as follows:
(A) To the extent that the applicable performance period has expired on or before Employee’s Termination Date, the performance objective(s) has/have been satisfied and the only condition to vesting that remains is continuous service until one or more future dates, such Equity Award shall become fully vested and exercisable as of the date on which the Release becomes effective and irrevocable (and for clarity, shall remain outstanding and eligible to vest on such date).
(B) To the extent that the applicable performance period has not expired on or before Employee’s Termination Date, the Company shall pro-rate the performance objective(s) for the portion of the performance period that has transpired up to the date of closing of the Change in Control, make a good faith determination of the level of achievement of such pro-rated performance objective as of such closing date, and treat as fully vested and exercisable a proportionate amount of such Equity Award that corresponds with the level of achievement of the pro-rated performance objective, disregarding any future service conditions that otherwise would apply to such Equity Award.
(vi)Employee shall receive any amounts earned, accrued and owing but not yet paid to Employee as of Employee’s Termination Date and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company. The payment of amounts described in this Section 9(b)(vi) are not conditioned upon the Release becoming effective unless the applicable benefit plan or program provides otherwise.
(c)Notice of Termination. Any termination on account of this Section 9 shall be communicated by a Notice of Termination to the other Party hereto given in accordance with Section 26 hereof.
(d)Definition of Change in Control. For purposes of this Agreement, the term “Change in Control” shall have the meaning set forth in the Company’s 2017 Incentive Award Plan, as amended from time to time or any successor plan in effect as of Employee’s Termination Date.
10.Resignation for Good Reason. If Employee provides notice of his intent to terminate for Good Reason, then, subject to the expiration of the cure period and Employee’s actual termination as described below, such resignation shall be deemed an Involuntary Termination for purposes of this Agreement and Employee shall be entitled to the payments and benefits described in Section 9 subject to the requirements set forth in this Agreement, including Section 13. Employee must provide written notice to the Board of his intent to terminate his employment for Good Reason within thirty (30) days of the action or omission giving rise to such claim of Good Reason. Thereafter, the Company shall have a period of thirty (30) days within which it may correct the event or action that constitutes the grounds for Good Reason as set forth in Employee’s notice of termination. If the Company does not correct the event or action prior to the expiration of the foregoing cure period, Employee must terminate his employment for Good Reason within thirty (30) days after the expiration of the cure period, in order for the termination to be considered a Good Reason termination under this Agreement.

11.Termination Due to Death. If Employee’s employment with the Company is terminated due to death, Employee shall be entitled to the payments and benefits described below, provided that Employee’s estate timely executes and does not revoke the Release (as defined in Section 13) and the Release first becomes effective:
(a)Employee shall receive a cash payment equal to (1) times the amount of the Employee’s target annual bonus for the performance year in which the Employee’s Termination Date occurs, pro-rated based on the portion of such year that has elapsed as of Employee’s Termination Date, payable on the First Payroll Date.
(b)The portion of any outstanding Equity Awards that were subject to vesting solely upon continuous service with the Company shall automatically become fully vested and exercisable, as applicable, as of the date on which the Release becomes effective and irrevocable (and for clarity, shall remain outstanding and eligible to vest on such date). Such vested Equity Awards shall continue to be governed by and exercised, settled or paid in accordance with the terms of the applicable award agreement.
(c)Outstanding Equity Awards the vesting of which is conditioned, in whole or in part, upon the achievement of performance objectives shall become vested and exercisable as follows:
(i)To the extent that the applicable performance period has expired on or before Employee’s Termination Date, the performance objective(s) has/have been satisfied and the only condition to vesting that remains is continuous service until one or more future dates, such Equity Award shall become fully vested and exercisable as of the date on which the Release becomes effective and irrevocable (and for clarity, shall remain outstanding and eligible to vest on such date).
(ii)To the extent that the applicable performance period has not expired on or before Employee’s Termination Date, the Company shall pro-rate the performance objective(s) for the portion of the performance period that has transpired up to Employee’s Termination Date, make a good faith determination of the level of achievement of such pro-rated performance objective as of such Termination Date, and treat as fully vested and exercisable a proportionate amount of such Equity Award that corresponds with the level of achievement of the pro-rated performance objective, disregarding any future service conditions that otherwise would apply to such Equity Award.
(d)Employee shall receive any amounts earned, accrued and owing but not yet paid to Employee as of Employee’s Termination Date and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company. The payment of amounts described in this Section 11(d) are not conditioned upon the Release becoming effective unless the applicable benefit plan or program provides otherwise.
12.Termination Due to Disability or For Cause; Resignation without Good Reason. If Employee’s employment with the Company is terminated by the Board due to Disability or for Cause, or due to Employee’s resignation other than for Good Reason, Employee shall receive any amounts earned, accrued and owing but not yet paid to Employee as of Employee’s Termination Date and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company; all other Company obligations to Employee will be extinguished as of the Termination Date.
13.Release. Notwithstanding the foregoing, no payments or benefits shall be provided under Sections 9, 10 and 11, as applicable (except for those payments that are owed pursuant to applicable law and/or are specifically not conditioned upon the execution of a release by Employee or Employee’s estate, as applicable), unless Employee or his estate, if applicable, executes, and does not revoke, the Company’s then standard written general release (the “Release”) of any and all claims against the Company and all related parties with respect to all matters arising out of Employee’s employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Employee participated and under which Employee has accrued and earned a benefit) or the termination thereof. The Company will provide Employee with the form of release agreement within seven days after Employee’s separation from service. To be entitled to any severance or other benefits (other than payments of accrued compensation that are explicitly excluded from applicable Release requirements), Employee must execute and deliver to the Company the release agreement on or before the last day of the minimum required waiver consideration period provided under the Age Discrimination in Employment Act or other applicable law or such later date specified in the release agreement. If Employee timely delivers an executed release agreement to the Company, and Employee does not revoke the release agreement during the minimum revocation period required under applicable law, if any, the severance or other benefits shall be paid or commence being paid, as specified in this Agreement, subject to any delay required pursuant to Section 32(b) of this Agreement. Consistent with section 409A of the Code, Employee may not, directly or indirectly, designate the calendar year of any payment. Nothing in this Section 13 shall be construed to alter the terms of this Agreement that condition Employee’s entitlement to any severance or other benefits upon Employee’s compliance with the restrictive covenants and any other terms and conditions specified in this Agreement.
14.Other Payments. Any payments and benefits that become due under Sections 9, 10 and 11 hereof shall be in addition to (but not in duplication of) and not in lieu of any payments and benefits due to Employee under any other plan, policy or program of the Company, except that Employee shall not be entitled to any payments or benefits under any other Company severance pay plan or policies (other than severance expressly contemplated by this Agreement).
15.No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise; provided, however, that any obligation of the Company to make the payments described in Sections 9(a)(iii) and 9(b)(iii) shall cease upon Employee becoming covered under a healthcare plan of another employer.
16.Non-Exclusivity of Rights. Except as provided in Section 14, nothing in this Agreement shall prevent or limit Employee’s future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or affiliates and for which Employee may qualify.
17.No Set-Off. Other than with respect to the Recoupment Policy (as hereinafter defined), the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that the Company may have against Employee or others.
18.Taxes.
(a)All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Employee shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due from Employee with respect to any payment received under this Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Code.
(b)If the payments and benefits received or to be received by Employee in connection with a Change in Control or the termination of Employee’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangement or agreement with the Company or any affiliate (collectively with the Contract Payments, the “Total Payments”), would constitute a “parachute payment” under Section 280G of the Code, then the Total Payments shall be reduced, in the manner set forth below, by the minimum amount necessary to result in no portion of the Total Payments being non-deductible to the Company pursuant to Section 280G of the Code or subject to the excise tax imposed under Section 4999 of the Code.
(c)All determinations required to be made under this Section 18, including whether a reduction in Total Payments is required, the amount of any such reduction and the assumptions to be utilized in arriving at such determination, shall be made by an accounting or law firm of recognized standing reasonably selected by the Company (the “Firm”), which may be, but will not be required to be, the Company’s independent auditors. The Firm shall submit its determination and detailed supporting calculations to both Employee and the Company within fifteen (15) days after receipt of a notice from either the Company or Employee that Employee may receive payments that may be “parachute payments.” If the Firm determines that a reduction is required by this Section 18, the Contract Payments consisting of cash severance shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by section 4999 of the Code, and the Company shall pay such reduced amount to Employee in accordance with the terms of this Agreement. If additional Contract Payments must be reduced pursuant to this Section 18 after the cash severance has been reduced to zero, the Contract Payments allocable to performance-vested Equity Awards shall next be reduced, followed by the Contract Payments allocable to time-vested Equity Awards, to the extent necessary to satisfy the requirements of this Section 18.
(d)Employee and the Company shall each provide the Firm access to and copies of any books, records, and documents in the possession of Employee or the Company, as the case may be, reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 18. The fees and expenses of the Firm for its services in connection with the determinations and calculations contemplated by this Section 18 shall be borne by the Company.
19.Confidential Information. Employee agrees that Employee’s services to the Company will be of a special, unique and extraordinary character, and that Employee’s position places Employee in a position of confidence and trust with the Company’s customers and employees. Employee also recognizes that Employee’s position with the Company will give Employee substantial access to Confidential Information (as defined below), the disclosure of which to competitors of the Company would cause the Company to suffer substantial and irreparable damage. Employee recognizes, therefore, that it is in the Company’s legitimate business interest to restrict Employee’s use of Confidential Information for any purposes other than the discharge of Employee’s employment duties at the Company, and to limit any potential appropriation of Confidential Information by Employee for the benefit of the Company’s competitors and to the detriment of the Company. Accordingly, Employee agrees as follows:
(a)Employee will not at any time, whether during or after the termination of Employee’s employment, reveal, or allow to be revealed, to any person or entity any of the trade secrets or confidential information of the Company or of any third party that the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals) or any information which is identified or treated by the Company or any of the Company’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential (“Confidential Information”), except as may be required in the ordinary course of performing Employee’s duties as an employee of the Company, and Employee shall keep secret all matters entrusted to Employee and shall not use, or allow to be used, or attempt to use any such information in any manner that may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company. By way of example and not limitation, Confidential Information also includes any and all information, whether or not meeting the legal definition of a trade secret, concerning the Company’s actual, planned or contemplated: (i) marketing plans, business plans, strategies, forecasts, budgets, projections and costs; (ii) personnel information; (iii) customer, vendor and supplier lists; (iv) customer, vendor and supplier needs, transaction histories, contacts, volumes, characteristics, agreements and prices; (v) promotions, operations, sales, marketing, and research and development; (vi) business operations, internal structures and financial affairs; (vii) software and operating systems and procedures; (viii) pricing structure of the Company’s services and products; (ix) proposed services and products; (x) contracts with other parties; (xi) performance characteristics of the Company’s products; and (xii) Inventions and Works (each as defined in Section 20). Confidential Information also includes any and all information of Company’s employees, clients and customers that is deemed confidential by such employees (including their personal information and terms of employment), clients and customers (whether past, present or potential), including, but not limited to: marketing tools, inventions, processes, contact lists, materials, software program code, logic diagrams, flow charts, procedural diagrams, computer programming techniques and know how, maps and any documentation related thereto.
(b)The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Employee; (ii) information received from a third party outside of the Company that was publicly disclosed without a breach of any confidentiality obligation; or (iii) information approved for release by written authorization of the Board. In addition, in the event that Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, it is agreed that Employee will provide the Board with prompt notice of such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the confidentiality provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the Company grants a waiver hereunder, Employee may furnish that portion (and only that portion) of the Confidential Information that Employee is legally compelled to disclose and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.
(c)Further, Employee agrees that during Employee’s employment Employee shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. Employee further agrees that Employee shall not, after the termination of Employee’s employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that, immediately upon the termination of Employee’s employment, Employee shall deliver all of the foregoing plus any other Confidential Information, and all copies thereof, to the Company, at its main office.

(d)Employee agrees that upon the termination of Employee’s employment with the Company, Employee will not take or retain without written authorization any documents, files or other property of the Company, and Employee will return promptly to the Company any such documents, files or property in Employee’s possession or custody, including any copies thereof maintained in any medium or format. Employee recognizes that all documents, files and property that Employee has received and will receive from the Company, including but not limited to scientific research, customer lists, handbooks, memoranda, product specifications, and other materials (with the exception of documents relating to benefits to which Employee might be entitled following the termination of Employee’s employment with the Company), are for the exclusive use of the Company and employees who are discharging their responsibilities on behalf of the Company, and that Employee has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Employee’s employment with the Company.
(e)Employee acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (i) Employee shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of Confidential Information that is made in confidence to a U.S. federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) Employee shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Confidential Information to Employee’s attorney and use the Confidential Information in the court proceeding, if Employee files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order. However, under no circumstance will Employee be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company without prior written consent of the Chairman of the Board or other director or officer of the Company designated by the Board. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Employee (or any other individual) from reporting possible violations of U.S. federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General of the U.S. government, or making other disclosures under the whistleblower provisions of U.S. federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee shall not be required to notify the Company that such reports or disclosures have been made.
20.Intellectual Property.
(a)Employee agrees to disclose fully, promptly, and in writing to the Company any and all Inventions and Works (each as defined below) that are conceived, made, reduced to practice, developed, authored, created, drawn or written at any time while Employee is employed by the Company and for a period of six (6) months thereafter. Employee will generate and provide to the Company adequate and current written records of all Inventions and Works in the form of notes, sketches, drawings, reports, flow charts, procedural diagrams, logic diagrams, software program code, procedural diagrams, computer programming techniques or other documents relating thereto or in such other form as will be requested by the Company, which records and any copies thereof will be and will remain the exclusive property of the Company and will be available to the Company at all times, along with all available information relating thereto (with all necessary plans and models) to the Company.

(b)The Company and Employee agree that “Inventions,” is defined in this Agreement to include any and all new or useful ideas, developments, discoveries, improvements, designs, formulas, modifications, trademarks, service marks, trade secrets, and other intellectual property, whether patentable or not (including without limitation any technology, computer programs, software, software program code, logic diagrams, flow charts, procedural diagrams, computer programming techniques, test, concept, idea, process, method, composition of matter, formula or technique), and all know-how related thereto, that Employee conceives, makes, reduces to practice, or develops, solely or jointly with others (i) that relate to the actual or contemplated business, work or activities of the Company, (ii) that result from or are suggested by any work which Employee may do on behalf of the Company, or by any information that Employee may receive by virtue of Employee’s employment by the Company, or (iii) that are developed, tested, improved or investigated either in part or entirely on time for which Employee was paid by the Company, or with the use of premises, equipment or property provided, owned, leased, or contracted for by or on behalf of the Company.
(c)The Company and Employee agree that “Works” is defined in this Agreement to include any and all materials for which copyright protection may be obtained, including without limitation literary works (including books, pamphlets, articles and other writings), mask works, artistic works (including designs, graphs, drawings, blueprints and other graphic works), computer programs, software program code, logic diagrams, flow charts, procedural diagrams, computer programming, compilations, recordings, photographs, motion pictures and other audio-visual works that Employee authors, conceives, creates, draws, makes, or writes, solely or jointly with others (i) that relate to the actual or contemplated business, work or activities of the Company, (ii) that result from or are suggested by any work which Employee has done or may do on behalf of the Company, or by any information that Employee may receive by virtue of Employee’s employment by the Company, or (iii) that are developed, tested, improved or investigated either in part or entirely on time for which Employee was paid by the Company, or with the use of premises, equipment or property provided, owned, leased, or contracted for, by, or on behalf of the Company.
(d)Employee agrees to assign, transfer and convey, and hereby assigns, transfers and conveys to the Company all of the rights, titles and interests in and to any and all such Inventions and Works that Employee may acquire in such Inventions or Works that are conceived, made, reduced to practice, developed, authored, created, drawn or written at any time while Employee is employed by the Company and for a period of six (6) months thereafter. Employee agrees that the Company will be the sole owner of all patents, copyrights, trademarks and other intellectual property rights in connection therewith, and agrees to take all such actions as may be requested by the Company during Employee’s employment with the Company and at any time thereafter, with respect to any such Inventions or Works to confirm or evidence such assignment, transfer, conveyance or ownership, and to assist in the Company’s maintenance, enforcement, license, assignment, transfer, or conveyance of rights in respect of the Inventions or Works.
(e)By way of example and not limitation, at any time and from time to time, upon the request of the Company, Employee agrees to execute, acknowledge, swear to, seal and deliver to the Company, any and all lawful instruments, documents and papers, give evidence and do any and all other lawful acts that, in the opinion of the Company, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademarks, copyrights and other property rights under United States, local, state or foreign law with respect to any such Inventions or Works or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark, copyright, or other intellectual property right. By way of further example and not limitation, Employee agrees to meet with the Company representatives or attorneys for the purpose of initiating, maintaining or defending litigation, administrative or other proceedings; and to participate fully in litigation, administrative or other proceedings as requested by the Company. In the event that the Company may be unable, for any reason whatsoever, after reasonable effort, to secure Employee’s signature on any patent, copyright, trademark or other intellectual property application or other papers, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agent and attorney-in-fact to act for and on behalf of Employee to execute, acknowledge, swear to, seal and deliver to the Company and to file any such application or applications or other papers, and to do all other lawfully permitted acts to further the provisions of this Section 20 of this Agreement.
(f)The Company agrees to reimburse Employee for reasonable expenses incurred by Employee in complying with the provisions of Sections 20(d) and 20(e) of this Agreement. The Company and Employee agree that Employee is not entitled to additional compensation beyond that paid to Employee for the period of time that he is employed by the Company, which compensation, along with the Company’s understandings set forth in this Agreement, is expressly acknowledged to be adequate consideration for all of the Employee promises and obligations set forth in this Agreement.
(g)Employee expressly acknowledges and states that all Works that are made by Employee (solely or jointly with others) are being created at the instance of the Company and are “works made for hire,” as that term is defined in the Copyright Act of 1976, 17 USC § 101. In the event that such laws are inapplicable or in the event that any such Works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire, this Agreement will operate as an irrevocable and unconditional assignment by Employee to the Company of all Employee’s right, title and interest (including, without limitation, all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the rights to all renewals and extensions) in the Works in perpetuity.
(h)Employee represents that Attachment A to this Agreement describes all inventions and works, whether patentable or not, that have been conceived, made, reduced to practice, developed, authored, created, drawn or written prior to Employee’s employment by the Company; provided, however, that, Employee has not disclosed in Attachment A information that is a trade secret belonging to another, or that is the subject of a contract preventing Employee’s disclosure of the information to the Company.
21.Non-Competition and Non-Solicitation. In further consideration of the compensation to be paid to Employee hereunder, Employee acknowledges that during the course of Employee’s employment with the Company, the Company will provide Employee Confidential Information, which Employee promises to not disclose. Further, Employee will become and/or remain familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and that Employee’s services shall be of special, unique and extraordinary value to the Company, and therefore, the Employee agrees that some restrictions on Employee’s activities during and after Employee’s employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company:
(a)During the period of Employee’s employment by the Company and, if Employee’s employment with the Company terminates for any reason, for a period of one (1) year thereafter (“Covenant Period”), except with the written consent of the Board, Employee shall not directly or indirectly, own, control, finance or participate in the ownership, control or financing of, or be employed by or provide services to, any Competitor. For the purposes of this Agreement, a “Competitor” is defined as a person, business or enterprise (including divisions of persons, businesses and enterprises) that directly or indirectly engages in services of the type conducted, authorized, offered or provided by the Company (the “Restricted Business”) in the Territory. Without limiting the foregoing, for purposes of this Agreement, each entity listed on Attachment B

(which shall include any successor or successors, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of any entity listed on Attachment B), as shall be modified from time to time by the Company upon written notice to Employee, shall constitute a “Competitor.” For purposes of this Agreement, “Territory” is defined as the territory or territories within which Employee actually worked, or in respect of which Employee was involved in providing services, during the twelve (12) month period prior to Employee’s Termination Date. Notwithstanding the foregoing, nothing herein shall prevent Employee from providing services to, or being employed by, or owning, controlling, financing or participating in the ownership, control or financing of, any diversified entity or other person (other than the entities listed on Attachment B) that is engaged in the Restricted Business, so long as (i) the Restricted Business does not constitute greater than 25% of the aggregate revenue of such diversified entity or other person and (ii) Employee is not employed within and does not have involvement with business development or business strategy with respect to the Restricted Business. In further consideration for the Company’s promises herein, Employee agrees that during the Covenant Period, Employee will not directly or indirectly (i) solicit, entice, induce, cause, encourage or recruit any part-time or full-time employee, representative, consultant, customer, subscriber or supplier of the Company or its subsidiaries or affiliates to work for, provide services to or do business with a third party other than the Company or its subsidiaries or affiliates or engage in any activity that would cause any employee, representative, consultant, customer, subscriber or supplier to violate any agreement with the Company or its subsidiaries or affiliates or otherwise terminate or change its relationship with the Company or its subsidiaries or affiliates or (ii) hire any current or former part-time or full-time employee, representative or consultant of the Company or its Affiliates who was employed or engaged by the Company or its subsidiaries or affiliates at any time during the twelve (12) month period prior to Employee’s Termination Date or who thereafter becomes employed or engaged by the Company or its subsidiaries or affiliates.
(b)The foregoing restrictions shall not be construed to prohibit Employee’s ownership of less than one percent (1%) of any class of securities of any corporation that is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Employee’s rights as a stockholder, or seeks to do any of the foregoing.
22.Employee Representations.
(a)Employee represents and warrants that this Agreement and his employment by the Company does not conflict with and will not be constrained by any prior business relationship or contract, that Employee does not possess trade secrets or other proprietary information arising out of any prior business relationship or contract that, in Employee’s best judgment would be utilized in connection with Employee’s employment with the Company. Employee further agrees that he will not disclose any such trade secrets or other proprietary information to the Company or others.
(b)Employee represents and warrants that (i) before signing this Agreement, he has read this Agreement and is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by it and the restrictions contained herein; (ii) Employee has been advised by the Company to consult Employee’s own legal counsel in respect of this Agreement, and Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Employee’s counsel; (iii) the restrictions imposed on Employee by this Agreement are fair, reasonable and proper and required for the protection of the Company’s business interests, particularly its investments in Employee (e.g., Employee’s job knowledge and skills), its Confidential Information, as well as the goodwill developed, and its business relationships, with its clients, customers and prospective clients and customers; (iv) the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of Sections 19, 20 or 21 hereof will result in irreparable injury to the Company; and (v) the restrictions imposed on Employee by this Agreement, particularly, the post-termination restrictions, shall not preclude Employee from earning a living or engaging in Employee’s profession or trade, or pursuing a career or a business, in each case at the same general level of economic benefit as is currently the case.
23.Consequences of Breach of Covenants; Equitable Relief.
(a)Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 19, 20, and 21 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The period of the injunction shall be measured from the date of a court order granting the injunctive relief. In the event that any of the provisions of Sections 19, 20, and 21 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
(b)Notwithstanding anything to the contrary herein, Employee acknowledges and agrees that the severance payments and benefits provided herein are being provided by the Company to Employee, among other things, as additional consideration and solely for Employee’s agreement with and adherence to the post-employment restrictive covenants in Section 21 (a)-(c) and Employee’s other promises, covenants, commitments and obligations in this Agreement (including the releases granted in Section 13), the adequacy and sufficiency of which Employee expressly acknowledges. Employee agrees that should the Company, in its sole discretion, deem Employee to be in violation of any provision(s) in said Section 21 (a)-(c), the Company may immediately cease payment of all or any portion of the severance payments and benefits provided hereunder. Employee acknowledges that the severance payments and benefits provided for herein are in addition to anything of value to which Employee was already entitled.
(c)Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 19, 20, and 21 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of New Jersey, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New Jersey, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 26 hereof.
24.Term of Agreement. This Agreement shall continue in full force and effect for the duration of Employee’s employment with the Company; provided, however, that after the termination of Employee’s employment during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the Parties hereunder are satisfied or have expired.
25.Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.
26.Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to the Company, to:

Cognizant Technology Solutions Corporation 300 Frank W. Burr Blvd. Suite 36, 6th Floor Teaneck, NJ 07666 Attn: General Counsel
If to Employee, to:

Ravi Kumar [***] [***]
or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to the other Parties hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a change in control, notice at the last address of the Company or to any successor pursuant to this Section 26 shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

27.Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New Jersey without giving effect to any conflict of laws provisions.
28.Contents of Agreement, Amendment and Assignment.
(a)This Agreement, including the Code of Ethics, supersedes all prior agreements with respect to the subject matter hereof, sets forth the entire understanding between the Parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Employee and executed on the Company’s behalf by a duly authorized officer, except for revisions or additions to Attachment B, which may be unilaterally modified by the Company upon written notice to Employee; provided, however, that this Agreement, except as expressly set forth in Section 9, does not supersede, modify or change the Offer Letter. The provisions of this Agreement may provide for payments to Employee under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the Parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company, the Company’s Board of Directors or the Board unless such amendment would contravene the provisions of section 409A of the Code and result in the imposition of additional taxes under section 409A of the Code upon Employee.
(b)Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of the Company, or as changing or modifying the “at will” nature of Employee’s employment status.
(c)All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of Employee and the Company hereunder shall not be assignable in whole or in part by the Company. If Employee should die after Employee’s Termination Date and while any amount payable hereunder would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devises, legates or other designees or, if there is no such designee, to Employee’s estate.
29.Severability. If any provision of this Agreement is declared illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the terms of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.
30.Remedies Cumulative; No Waiver. No right conferred upon the Parties by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by a Party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.
31.Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
32.Section 409A.
(a)Interpretation. This Agreement is intended to comply with the requirements of Section 409A of the Code and/or one or more available exemptions therefrom, and shall in all respects be administered and construed in accordance with Section 409A of the Code or such available exemption(s). If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring taxes on Employee under or by operation of Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such taxes will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a Termination of Employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and, to the extent applicable, any such amount shall be payable in accordance with Section 32(b). In no event shall the Employee, directly or indirectly, designate the calendar year of payment. Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “deferred compensation” (as defined under Treas. Reg. Section 1.409A-1(b)(1), after giving effect to the exemptions in Treas. Reg. Sections 1.409A-1(b)(3) through (b)(12)) that were otherwise payable pursuant to the terms of any agreement between the Company and Employee in effect on or after January 1, 2005 and prior to the date of this Agreement.
(b)Payment Delay. Notwithstanding anything herein to the contrary, if it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of Employee’s “separation from service” with the Company to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. Section 1.409A-1(b)(4) and the “separation pay exception” under Treas. Reg. Section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Employee’s “separation of service” with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid to Employee in a lump sum on the first payroll date that occurs after the date that is six months following Employee’s “separation of service” with the Company. If Employee dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of the Employee’s death.
(c)Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
33.Recoupment Policy. Employee acknowledges that Employee shall be subject to and hereby agrees to abide by the terms of any clawback or recoupment policy that the Company has adopted or may hereafter adopt, as may be amended from time to time, with or without notice (the “Recoupment Policy”) to further the Company’s interests in enhancing its corporate governance practices and/or to comply with applicable law, rules or regulations promulgated by the Securities and Exchange Commission or the rules of the national securities exchange on which shares of the common stock of the Company are listed for trade. Employee understands that pursuant to the Recoupment Policy, the Company may seek to recoup all or part of any severance payments, bonus or other incentive compensation paid to certain officers and former officers, including Equity Awards, in the event that the Company is required to restate its financial statements. In consideration of the benefits to be received from the Company (or a subsidiary) and the right to participate in, and receive future awards under, the Company’s cash and equity-based incentive programs, Employee hereby acknowledges, understands and agrees that:
(a)The Recoupment Policy applies to severance, cash bonuses and other incentive compensation, including Equity Awards, paid or awarded to Employee prior to or after the date on which the Recoupment Policy is adopted, and Employee agrees that, to the extent provided in the Recoupment Policy, the Recoupment Policy shall apply to equity and other award agreements outstanding as of the date of this Agreement or hereafter executed, and such agreements shall be deemed amended by, and to incorporate, the terms of the Recoupment Policy even if the Recoupment Policy is not explicitly referenced therein;
(b)The Company shall be fully entitled to enforce the Recoupment Policy against Employee in accordance with its terms, and Employee promptly shall comply with any demand authorized by the Board of Directors of the Company pursuant to the terms of the Recoupment Policy for repayment, return or rescission of, severance payments, a cash bonus or other incentive compensation, including Equity Awards, subject to the Recoupment Policy;
(c)The Company may amend the Recoupment Policy at any time, and the amended Recoupment Policy shall apply to Employee in accordance with its terms; and
(d)Nothing in this acknowledgement shall be construed to expand the scope or terms of the Recoupment Policy, and Employee is not waiving any defenses Employee may have in the event of an action for recoupment of compensation under the Recoupment Policy, other than (i) waiving any defense regarding the retroactive application of the Recoupment Policy to prior or existing payments or awards and (ii) waiving any claim that the integration clause of any agreement excludes or limits the application of the Recoupment Policy.

[Signature Page Follows]

    IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
/a/ Stephen Rohleder Name: Stephen Rohleder Title: Chair Elect of the Board of Directors RAVI KUMAR SINGISETTI /s/ Ravi Kumar Singisetti

ATTACHMENT A

1.	The following is a complete list of all inventions and works that have been conceived, made, reduced to practice, developed, authored, created, drawn or written by me alone or jointly with others prior to my engagement by the Company.

X	None.

☐	Due to a preexisting contract with another party, I cannot disclose certain Inventions or Works that would otherwise be included on the above-described list.

☐	Additional sheets are attached.
(number)

EMPLOYEE:

Signature:	/s/ Ravi Kumar Singisetti
Name:	Ravi Kumar Singisetti
Title:	Chief Executive Officer
Date:	January 9, 2023

ATTACHMENT B – List of Direct Competitors

1.International Business Machines Corporation
2.Accenture PLC
3.Capgemini SE
4.Tata Consultancy Services
5.Infosys Limited
6.Wipro Limited
7.HCL Technologies Limited
8.DXC Technology Company